AGREEMENT AND COMPLETE AND
FULL GENERAL RELEASE

Dana A. Marshall (“Executive”) and Applied Energetics, Inc., (the “Company”), have agreed to conclude their employment relationship.  The parties have agreed that, based upon Executive’s past service to Company and the parties’ mutual desire to amicably conclude the employment relationship, that Executive and Company enter into this Agreement and Complete and Full General Release (“Agreement”).  In consideration of the sum to be paid and other promises set out in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to the following terms (capitalized terms used herein and not otherwise defined herein shall have the same meanings as ascribed to such terms in the Employment Agreement entered into on August 18, 2008 by and between the Company and the Executive, as amended (the “Employment Agreement”)):

1.           Conclusion of Employment.  Executive’s employment by Company will terminate on March 31, 2009 (“Separation Date”).  Executive hereby terminates his position as Chairman of the Board, Chief Executive Officer and President (a reporting a person and a named executive officer with respect to the Company under the federal securities laws) and director and any other positions he holds with the Company or any subsidiary of the Company.  Executive and the Company hereby waive any and all rights to receive notice of termination of Executive’s employment under the Employment Agreement.

2.           Payment Upon Separation; Consideration for Executive’s Agreements.  Assuming the Executive does not revoke this Agreement within the revocation period set forth in Paragraph 6, below, in consideration for executing this Agreement and complying with its terms, Executive will receive as severance payments from the Company pursuant to Section 5.4.2 of the Employment Agreement (i) $135,000 upon the expiration of the revocation period set forth in Section 6 and (ii) twelve (12) monthly payments of $29,167 per month, less appropriate tax withholdings and authorized deductions, commencing on the first Company pay date subsequent to the expiration of the revocation period.  Notwithstanding the vesting and exercisability schedule in any stock option agreement between the Company and the Executive, all unvested stock options granted by the Company to the Executive shall vest and become exercisable upon the expiration of the revocation period and all other unvested equity awards shall vest upon the expiration of the revocation period.

The Company shall assume Executive’s obligations under (i) the lease for the residence rented by Executive in Tucson, Arizona pursuant to the Employment Agreement through the expiration of the lease term on September 30, 2009 and (ii) the lease for the automobile leased by Executive pursuant to the Employment Agreement through the expiration of the lease term on September 25, 2009.  Executive represents and warrants to the Company that a true and correct copy of the lease have been delivered to the Company.  Executive shall vacate the premises covered by the residential lease and deliver all sets of keys to such premises and the original lease to the Company on or before May 31, 2009, and leave such premises in good condition.  Executive shall deliver the automobile in good condition and all sets of keys and the original registration and the original lease to such automobile to the Company upon execution of this Agreement.  The Company agrees to indemnify and hold harmless Executive for all losses, liabilities, expenses and claims under the leases described in this Section 2 (other than for damages caused to the leased premises or automobile by Executive).

Initials: Executive _________    Company _________

3.           Health Insurance Transitional Support.  Company will comply with its obligations and provide all required notices to Executive of Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

4.           Confidentiality.  Executive agrees to keep the terms of this Agreement strictly confidential.  Executive may only disclose the information in this Agreement to Executive’s immediate family, attorney(s) and/or tax advisor(s) unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law.

5.           Confidential Information; Non-solicitation and Cooperation.   Executive acknowledges, it agrees and reaffirms that he remains bound by the provisions of Sections 7 and 8 of the Employment Agreement, which sections are incorporated herein and remain in full force and effect.

6.           Waiver of Claims.  Executive, individually and on behalf of Executive’s estate, heirs, personal representatives, and assigns hereby release, remise and forever discharge the Company of and from any and all actions, causes of action, claims, debts, dues, accounts, accountings, losses, liabilities, contracts, commitments, rights, obligations, damages, costs and expenses, including without limitation litigation expenses and attorneys fees, of any nature whatsoever, whether known or unknown, liquidated or contingent, whether now existing or hereafter arising, (each individually a “Claim” and all of the foregoing collectively called “Claims”), which Executive had, now has, or may in the future have, including without limitation any Claims: (a) for libel, slander, defamation, or tortuous interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof, or (b) for breach of contract, wrongful discharge, non-payment of wages or other sums with the sole exception of Claims arising under the express provisions of this Agreement.

Except as expressly provided to the contrary in the first paragraph of this Section 6, the Claims and rights being released in this section include, but are not limited to: all Claims and rights arising from or in connection with any agreement of any kind Executive may have had with Company, or in connection with Executive’s status or separation of employment from Company; all Claims and rights for wrongful discharge (whether in common law or pursuant to the Arizona Employment Protection Act), breach of contract, either express or implied, emotional distress, back pay, front pay, benefits, fraud, or misrepresentation; all Claims and rights, if any, arising under the Civil Rights Acts of 1964 and 1991, as amended, (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), the Employee Retirement Income Act of 1974 (ERISA), as amended, all other wage and hour/wage payment statutes and laws, the Arizona Civil Rights Act and all similar state or local fair employment practices statutes and laws, and the Health Insurance Portability and Accountability Act (HIPPA), to the extent such statutes and laws may be applicable; and, any and all other Claims or rights whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy.

Initials: Executive _________    Company _________

Executive acknowledges that the Executive is waiving any rights Executive may have under the Age Discrimination in Employment Act, that Executive was advised to review this Agreement with Executive’s legal counsel before signing the Agreement, that Executive has been advised to carefully read the provisions of this release, that Executive understands its contents, that Executive has twenty one (21) days from the date Executive received a copy of this release to consider entering into this release and accepting the payments provided for herein, and that if Executive signs and returns this release before the end of the 21-day period, Executive will have voluntarily waived Executive’s right to consider this release for the full twenty one (21) days.

Executive acknowledges that Executive may revoke this release within seven (7) days of Executive’s execution of this Agreement by submitting written notice of Executive’s revocation of this release and of this Agreement to the Chief Financial Officer of the Company.  Executive also understands that this release and Agreement shall not become effective or enforceable until the expiration of that 7-day period without Executive having given such notice.  If Executive gives such notice of revocation, then this Agreement will be null and void and of no further force and effect.

Executive agrees that if any provision of this release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this release to the extent permissible and the remaining provisions of this release shall not be affected thereby and shall remain in full force and effect.

7.           No Wronging by Company.  Executive acknowledges and understands that by offering and/or executing this Agreement, Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law.  The signing of this Agreement is not an admission of liability or wrongdoing by Company, its employees, managers, agents, directors or officers.

8.           Taxes.  Company will withhold all appropriate taxes and issue to Executive an IRS Tax Form W-2.  The parties acknowledge, however, that there may be tax consequences for Executive in excess of the amounts withheld from the consideration described in Paragraphs 2 and 3 of this Agreement.  It is expressly understood that Executive is responsible for all taxes which Executive may owe as a result of Executive receiving the consideration under this Agreement.  Executive expressly understands that if Executive or Executive’s family owe taxes, or additional taxes, at any time as a result of the impact of this Agreement, that Executive alone is responsible for making those payments and that Executive will not seek additional sums from Company to make those payments.  Similarly, if Executive seeks to recover certain portions of or all of the withheld amounts from the appropriate taxation authorities, such a recovery would be a private matter between Executive and the appropriate government agency or agencies.  Company will not provide Executive with, nor will Executive ask for, any additional funds to offset the amount paid or owed in taxes, accrued interest, penalties or for attorneys fees which Executive may incur in resolving Executive’s claims with any government agency or agencies or courts of law.

Initials: Executive _________    Company _________

9.           Executive’s Coverage Under Directors and Officers Liability Policy.  The conclusion of Executive’s employment with Company does not affect Executive’s coverage under Company’s Directors and Officers Liability Policy for acts or omissions by Executive which occurred in the course of Executive’s performance of Executive’s duties and responsibilities on behalf of Company.  Executive will not have coverage under Company’s Directors and Officers Liability Policy for services, acts or omissions to act by Executive subsequent to the Separation Date.

10.           Complete Interpretation.  The terms contained in this Agreement are the only terms agreed upon by Executive and Company.  Notwithstanding any other statements, all benefits which Executive had as a result of Executive’s employment, and which are not expressly listed in this Agreement, terminate in accordance with Company’s benefit contracts, but in no case later than the end of the revocation period referred to in Section 6.  It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms (other than sections 7 and 8 of the Employment Agreement which sections are incorporated herein and remain in full force and effect), conditions, conversations, discussions, or any other issues which were discussed regarding Executive’s employment at Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement.  With the exception of the Confidentiality and Assignment Acknowledgement and Agreement signed by Executive while employed by Company and Sections 7 and 8 of the Employment Agreement (which sections are incorporated herein and remain in full force and effect), any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Executive and Company.

11.           Interpretation and Enforcement.  Because Executive has been advised to seek counsel prior to signing this Agreement, the parties agree that the general rule that the document shall be interpreted against the party that drafted it shall not apply to any subsequent issue of interpretation.  In the event a dispute arises over the terms of this Agreement, both Executive and Company are equal without regard to who authored this document.  All claims, disputes or issues of interpretation which arise, or may arise, out of this Agreement shall be resolved by an Arbitrator under the American Arbitration Association’s Rules and Procedures for Employment Cases.  The Arbitrator shall have the power to order appropriate remedies for any proven breaches of this Agreement.  However, each side shall bear its own attorneys fees.  The decision and award of any Arbitrator shall be final and binding.  The Parties agree to keep any Decision and Award confidential.

Initials: Executive _________    Company _________

12.           Counterparts.  This Agreement may be signed in separate counterparts.

13.           Signatures

\s\ Dana A. Marshall	March 31, 2009
Dana A. Marshall
\s\ Kenneth M. Wallace	March 31, 2009
Applied Energetics, Inc.

By:	Kenneth M. Wallace
Chief Financial Officer

Authorized Agent of Company

Presented to Executive on: March 30, 2009 and finalized March 31, 2009

Initials: Executive _________    Company _________